Exhibit 10.1
CONTRACT FOR SALE OF REAL PROPERTY
IMPROVED COMMERCIAL PROPERTY
County of Midland
State of Texas
     THIS CONTRACT OF SALE is between Big Tex Trailer Manufacturing, Inc., a Texas corporation, of 850 1-30 East, Mt. Pleasant, Titus County, Texas (referred to in this Contract as “Seller”) and Natural Gas Services Group, Inc., a Colorado corporation, of 2911 South County Road 1260, Midland, Midland County, Texas, (referred to in this Contract as “Buyer”), on the terms set forth in this Contract.
ARTICLE I
PURCHASE AND SALE
1.01. Seller sells and agrees to convey, and Buyer purchases and agrees to pay for, the tract of land containing approximately 9.30 acres of land located in Midland County, Texas, being more particularly described as follows:
BEING 9.30 acres of land in Section 13, Block 41, T-2-S, T & P RR Co. Survey, Midland County, Texas, being described more fully by metes and bounds as follows:
BEGINNING at a 1/2” iron rod set in the North line of a County Road for the SW comer of this tract, from which point a I” iron pipe at the S W corner of Section 13, Block 41, T-2-S, T & P RR Co. Survey, Midland County, Texas, bears S. 58 ° 44’ W. 684.7 feet and S. 15’ 1 T E. 565.1 feet;
THENCE N. 58° 44’ E. with the North line of said County Road, 300.0 feet to a copperweld rod set in concrete at the SW corner of an 18.6 acre tract for the SE comer of this tract;
THENCE N. 31’ 16W. with the West line of 18.6 acre tract,1350 feet to a corner of 18.6 acre tract and NE corner of this tract;
THENCE S. 58° 44’ W. with the South line of County Road, 300.00 feet to a 1/2” iron rod set for the NW corner of this tract;
THENCE S. 310 16’ E. 1350 feet to the PLACE OF BEGINNING, containing 9.30 acres of land, more or less.
This sale and purchase include all rights and appurtenances pertaining to the property, including any right, title or interest of Seller in adjacent streets, alleys or rights-of-way, together with any improvements, fixtures, and personal property situated on and attached to the Property, less and except paint booth heaters, paint guns and pumps and storage treatment tanks, which items have been or will be removed by the Seller from the Property on or before the date of Closing.

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     The real property described above, and any rights or appurtenances are referred to in this Contract as the “Property.”
ARTICLE II
SALES PRICE
2.01. The sales price for the Property due at closing is One Million Nine Hundred Thousand and No/100 Dollars ($1,900,000.00).
ARTICLE III
BUYER’S OBLIGATIONS
Conditions to Buyer’s Obligations
3.01. The Buyer’s obligations under this Contract are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by Buyer at or before the closing).
Preliminary Title Report
3.02. Within thirty (30) days after the Effective Date of this Contract, Seller, at Seller’s expense, will obtain for the Buyer from a title company a preliminary title report (the “Commitment for Title Insurance”). Buyer will give Seller written notice on or before the expiration of ten (10) days after Buyer receives the Commitment for Title Insurance that the condition of title as set forth in the Title Commitment is or is not satisfactory. In the event that Buyer states that the condition is not satisfactory, Seller may, at Seller’s option, promptly undertake to eliminate or modify all unacceptable matters to the reasonable satisfaction of Buyer. In the event that Seller chooses not or is unable to do so within twenty (20) days after receipt of written notice, this Contract may be terminated, and the Escrow Deposit plus any accrued interest will be returned by the Escrow Agent to Buyer immediately upon Buyer’s request. Otherwise, this condition will be deemed acceptable and any objection by the Buyer will be deemed waived.
Surveys and Tests
3.03. Within thirty-five (35) days after the Effective Date of this Contract, Buyer may conduct an engineering survey and feasibility study of the property including any inspections, environmental studies, appraisals, and/or other such usual due diligence desired by Buyer. Buyer or Buyer’s agents may enter on the premises for purposes of soil analysis, core drilling, or other tests, as required. If, in Buyer’s judgment, the property is not suitable for Buyer’s intended purposes, on written notice to Seller received before thirty-five (35) days from the Effective Date of this Contract, Buyer may terminate this Contract. If the Contract is terminated, the Escrow Deposit plus any accrued interest will be returned by the Escrow Agent to Buyer immediately upon Buyer’s request. If the written notice is not received within this thirty-five (35) day period, the condition will be deemed acceptable and any objection will be deemed waived.

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Zoning Acceptability
3.04. Within twenty (20) days after the Effective Date of this Contract, if Buyer, in Buyer’s opinion, determines that the zoning of the Property is not acceptable, Buyer may terminate this Contract, on written notice to Seller received before twenty (20) days from the Effective Date of this Contract. In that event, the Escrow Deposit plus any accrued interest will be returned to Buyer by the Escrow Agent immediately upon Buyer’s request. If the written notice is not received within this twenty (20) day period, the condition will be deemed acceptable and any objection by the Buyer waived.
3.05. Seller will have complied with all of the covenants, agreements, and conditions required by this Contract by the closing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer, as of the closing date, as follows:
(1)	There are no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers;

(2)	Seller possesses free and clear title to all property and improvements thereupon made;

(3)	There is no pending or threatened condemnation or similar proceeding or assessment affecting the Property, or any part of it, nor to the best knowledge of Seller is any proceeding or assessment contemplated by any governmental authority;

(4)	Seller has complied with all applicable laws, ordinances, regulations, and restrictions relating to the Property, or any part of it;

(5)	There are water, sewer, and electricity lines to the Property and buildings that are available for tap in by the Buyer and that are sufficient for service on the Property and buildings;

(6)	The Property has free access to and from public highways, streets or roads and, to the Seller’s best knowledge, there is no pending or threatened governmental proceeding that would impair or result in the termination of this access;

(7)	Within 10 days after the date of this Contract, Seller shall complete and deliver to Buyer, the Seller’s Disclosure of Property Condition which form is attached hereto as Exhibit B, and the statements and representations therein shall be true and correct.

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(8)	Seller represents and warrants to Buyer, as to environmental matters as follows:
(a)	No hazardous substances are present or contained on, in, or under the Property.

(b)	Seller does not know and has no reason to know that any hazardous substance has been used, manufactured, handled, created, stored, treated, discharged, released, buried, or transported to or from the Property.

(c)	At no time during the period that Seller has owned the Property has Seller allowed any hazardous substance to be present, contained, used, manufactured, handled, created, stored, treated, discharged, released, or buried on the Property or transported to or from the Property.

(d)	To the knowledge of Seller, the Property is in compliance with the terms, conditions, and requirements of all applicable federal, state, and local laws, ordinances, and regulations concerning hazardous substances.

(e)	Seller is not aware of any pending or threatened proceedings, including lawsuits, arbitrations, and administrative hearings, instituted by a private party or by a governmental entity concerning and hazardous substance alleged to be or to have been present, contained, used, manufactured, handled, created, stored, treated, discharged, released, or buried on the Property or transported to or from the Property.
(9)	Notwithstanding the foregoing provisions contained in Paragraph (8) (a), (b) and (c), Seller has disclosed to Buyer and Buyer is aware that Seller has used the subject property as a manufacturing facility, which involved use of paint booths to apply paint to Seller’s products. Above ground storage tanks and two holding ponds have been removed from the property and the ponds filled in. Seller is not aware of, nor does Seller believe, any use of the property by Seller has caused any detrimental environmental impact to the property. Buyer may satisfy itself as to the environmental status of the property by conducting any of the tests or inspections authorized by Article III, Paragraph 3.03 of this Contract, or terminate the contract as authorized in Paragraph 3.03.
ARTICLE V
CLOSING
     The closing will be held at the office of West Texas Abstract & Title, Co., 4519 N. Garfield, Suite 15, Midland, Texas 79705, on or before November 30, 2007 (closing date) or at the time, date, and place agreed on by Seller and Buyer. At the closing Seller will:

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(1)	Deliver to Buyer a properly executed and acknowledged General Warranty Deed conveying marketable title in fee simple to all of the Property, free from all liens, encumbrances, conditions, easements, assessments, and restrictions, except for the following:
(a)	General real estate taxes for the year of closing and subsequent years not yet due;

(b)	Any exceptions approved by Buyer in accordance with Article III of this Contract; and

(c)	Any exceptions approved by Buyer in writing.
(2)	Deliver to Buyer a Texas Owner’s Title Policy, at Seller’s expense, issued by West Texas Abstract & Title, Co., 4519 N. Garfield, Suite 15, Midland, Texas 79705, in Buyer’s favor in the full amount of the sales price, insuring Buyer’s fee simple title to the Property subject to the title exceptions listed in Article V of this Contract, to any other exceptions approved in writing by Buyer, and to the standard printed exceptions contained in the usual form of Texas Owner’s Title Policy, with the following exceptions:
(a)	The boundary and survey exceptions will be deleted;

(b)	The exception as to restrictive covenants will be endorsed “None of Record”; and

(c)	The exception as to the lien for taxes will be limited to the year of closing and will be endorsed “Not Yet Due and Payable.”
(3)	Deliver to Buyer possession of the property.

(4)	Bill of Sale for any personal property items.
     Buyer will pay to Seller at closing, in cash, the sum of One Million Nine Hundred Thousand and No/100 Dollars ($1,900,000.00).
     General real estate taxes for the current year relating to the Property, insurance and utility charges, if any, will be prorated as of the closing date and will be adjusted in cash at the closing. If the closing occurs before the tax rate is fixed for the current year, the apportionment of taxes will be on the basis of the tax rate for the preceding year applied to the latest assessed valuation. All special taxes or assessments to the closing date will be paid by Seller.
     All costs and expenses of closing in consummating the sale and purchase of the Property will be paid as follows:
(a)	Owner’s Title Policy paid by Seller.

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(b)	Mortgagee’s Title Policy, if any, paid by Buyer.

(c)	Escrow fees, if any, shall be paid by the Seller.

(d)	Survey costs, if any, shall be paid by the Buyer.

(e)	Appraisal fees, if any, shall be paid by the Buyer.

(f)	All other inspection costs and fees shall be paid by Buyer with the exception of the Environmental Phase I Study, the cost of which has been paid by Seller.

(g)	Filing fees shall be paid by the party who benefits from the specific filing of any documents necessary to consummate this transaction.

(h)	Attorney’s fees, if any, shall be paid by the party incurring same.
ARTICLE VI
REAL ESTATE COMMISSIONS
     No brokers have been involved in the negotiation and consummation of this Contract and no commissions are payable to any persons or entity. Each of the parties represents to the other that it has not incurred and will not incur any liability for brokerage fees or agent’s commissions in connection with this Contract.
ARTICLE VII
ESCROW DEPOSIT
     For the purpose of securing the performance of Buyer under the terms of this Contract, Buyer has or will have delivered to West Texas Abstract & Title, Co., (“Escrow Agent”), the sum of One Hundred Thousand and No/100 Dollars ($100,000.00), the Escrow Deposit, within three (3) days of the execution of the Contract. At the closing, the Escrow Deposit will be paid over to Seller and applied to the cash portion of the sales price. Buyer may direct Title Company to invest the Earnest Money in an interest-bearing account in a federally insured financial institution by giving notice to Title Company. Any interest earned on the Earnest Money will be paid to Buyer upon closing of this transaction or upon return of earnest money to Buyer or upon termination of this contract.

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ARTICLE VIII
BREACH BY SELLER
     If Seller fails to fully and timely perform any of its obligations under this Contract or fails to divulge material information related to the property or fails to consummate the sale of the Property for any reason not authorized by this Contract, Buyer may: (1) enforce specific performance of this Contract; (2) request that the Escrow Deposit and any earned interest be immediately returned by the Escrow Agent to Buyer; or (3) bring suit for damages against Seller. If Seller fails to consummate the sale, and Buyer is not at fault, and Buyer elects to bring suit for damages, Buyer shall immediately receive the Escrow Deposit plus accrued interest upon demand.
ARTICLE IX
BREACH BY BUYER
     In the event Buyer fails to consummate the purchase of the Property for reasons other than those reserved by Buyer in this agreement, and if Seller is not in default under this Contract, Seller will have the right to receive the sum of Thirty Three Thousand and No/100 Dollars ($33,000.00) out of the Escrow Deposit from the Escrow Agent, as liquidated damages for the failure of Buyer to perform the duties imposed on it by the terms of this Contract. If Seller opts to receive this sum from the Escrow Deposit, Seller agrees to accept this cash payment as total damages and as Seller’s only remedy under this Contract in the event of Buyer’s default. The balance of the Escrow Deposit shall be immediately delivered to Buyer by the Escrow Agent.
ARTICLE X
SPECIAL PROVISIONS
10.01. Seller has informed Buyer that, in accord with an agreement with Chevron USA, Inc., Chevron will be commencing work to re-route a pipeline over and across the property, the subject of this contract; said pipeline to be re-routed in the manner appearing on the easement and plat attached thereto, which easement is attached hereto as Exhibit “A” and incorporated herein by reference as if fully set forth.
10.02. Seller shall be fully responsible for the expense of re-routing the pipeline.
10.03. Based on the information provided to Seller by Chevron, it is anticipated that the re-routing of the pipeline should be completed in advance of the November 30, 2007 closing date established in this Agreement.
ARTICLE XI
MISCELLANEOUS

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Assignment of Contract
11.01. Thus contract may not be assigned without the express written consent of Seller, but consent to any said assignment shall not be unreasonably withheld.
Survival of Covenants
11.02 Any of the representations, warranties, covenants, and agreements of the parties, as well as any rights and benefits of the parties, pertaining to a period of time following the closing of the transactions contemplated by this Contract, will survive the closing.
Notice
11.03 Any notice required or permitted to be delivered under this Contract will be deemed received when sent by electronic mail (e-mail), facsimile or by United States mail, postage prepaid, certified mail, return receipt requested, addressed to either Seller or Buyer, as appropriate, at the addresses and/or e-mail or fax numbers set forth in the signature block of that party appearing below. A copy of said notices shall also be sent to Seller and Buyer’s attorneys, if any, reflected below.
Texas Law to Apply
11.04 This contract will be construed in accordance with the laws of the State of Texas, and all obligations of the parties created under this Contract are performable in Midland County, Texas.
Parties Bound
11.05 This contract will be binding on and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, as permitted by this Contract.
Legal Construction
11.06 In case anyone or more of the provisions contained in this contract for any reason is held invalid, this invalidity will not affect any other provision of this Contract, which will be construed as if the invalid or unenforceable provision had never existed.
Prior Contracts Superseded
11.07 This contract constitutes the only agreement of the parties and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter of this Contract.
Compliance
11.08 In accordance with the requirements of Section 20 of the Texas Real Estate License Act, Buyer is advised that it should be furnished with or obtain a policy of title insurance or Buyer

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should have the abstract covering the Property examined by an attorney of Buyer’s own choosing.
Time Limit
11.09 In the event a fully executed copy of this Contract has not been returned to Seller by Buyer within ten (10) business days of the date of Seller’s signature to this Contract as indicated below, Seller will have the right to terminate this contract on written notice to Buyer. The effective date of this Contract shall be the date the Contract is signed by the Buyer as indicated below.
Like-Kind Exchange
11.10 Each party consents to the other party’s assignment of it’s rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.103 (k)-I(g)(4)(v) of the Treasury Regulations), or to its Qualified Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37), in connection with effectuation of a like-kind exchange. However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary or to a Qualified Exchange Accommodation Titleholder does not release either party from any of their respective liabilities and obligations to each other under the Agreement. Each party agrees to cooperate with the other to attempt to structure the transaction as a like-kind exchange, provided that such agreement to cooperate shall not delay the closing scheduled for November 30, 2007.
SELLER
BIG TEX TRAILER MANUFACTURING, INC.
850 I-30 East
Mt, Pleasant, Texas 75455
(903) 575-0300 — telephone
(903) 577-8858 — facsimile

By:	/s/ Ricky Baker	Date: October 24, 2007

Ricky Baker
President
rickyb@bigtextrailers.com

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BUYER
NATURAL GAS SERVICES GROUP, INC.
2911 S. County Road 1260
Midland, Texas 79706
(432) 563-0245 — telephone
(432) 563-5567 — facsimile

By:	/s/ Stephen Taylor	Date: November 3, 2007

Stephen Taylor
President and CEO
sct@ngsgi.com
ATTORNEY FOR SELLER:
Danny Woodson
Law Offices of Danny Woodson
P.O. Box 399
Mt. Pleasant, Texas 75456-0399
(903) 572-6675 -telephone
(903) 572-7348 — facsimile
dwoodsonlodw@sbcglobal.net
brandilodw@sbcglobal.net

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EXHIBIT A
     Exhibit A attached to the preceding Contract is a Pipeline Right-of-Way Grant, which includes a plat and centerline description for a re-route of a gas pipeline.

EXHIBIT B
     Exhibit B attached to the preceding Contract is the Seller’s Disclosure of Property Condition for the Property.